	Contact:	Michael Bermish
Investor Relations Officer
(732) 212-3321
FOR IMMEDIATE RELEASE
WELLMAN’S PEARL RIVER FACILITY WITHSTANDS HURRICANE KATRINA & WELLMAN ANNOUNCES FORCE MAJEURE
September 2, 2005, Shrewsbury, NJ — Wellman, Inc. (NYSE: WLM) today announced its Pearl River facility located in Hancock County, Mississippi suffered no major structural damage from hurricane Katrina. Wellman emergency personnel were at the facility throughout the hurricane. They and other personnel now at the site are evaluating the plant’s status and planning the repair work. It appears that the storm surge did not exceed 3 feet at the facility. The plant grounds are dry and the roads and infrastructure on the site are not severely damaged. This facility is located approximately 3 miles north of the Gulf of Mexico. The site elevation is approximately 18 feet above sea level and the plant was built to withstand 135 mile per hour winds.
Since all local resources have been appropriately focused on search and rescue, it is difficult to estimate when production at the facility will resume because the facility requires power, utilities, raw materials and transportation, all which have been damaged. The construction project for 300 million pounds of additional PET resin capacity does not appear to be seriously damaged by the hurricane. As a result of the hurricane, Wellman’s PET resin sales will decrease at least in the third quarter 2005, however, Wellman continues to serve its PET resin customers from its Darlington, South Carolina facility, existing inventory and other sources. Wellman expects its losses from the hurricane to be covered by casualty and business interruption insurance with a $20 million deductible.
Thomas Duff, Wellman’s Chairman and Chief Executive Officer, stated, “We are very fortunate to have suffered only minor damage at the facility from the hurricane. Our prayers and thoughts are with the many others who are more adversely impacted and we have a special concern for our employees and their families who live in this area. I want to thank all of our employees and others who have made tremendous efforts during these trying times. A team to aid our Pearl River employees is expected to be on the site shortly.”
Since communications in the area are limited, Wellman asks any of its employees in the area to contact the Company to see what assistance we can provide and coordinate their efforts. Contact should be made to Margaret Gainey at 843-395-3221 (Margaret.gainey@wellmaninc.com).
Wellman further announces that due to the closure of its Pearl River Plant along with interruptions in its raw materials, energy and transportation, Wellman is reluctantly giving notice of force majeure on its domestically produced products that excuses Wellman’s non-performance with respect to its current commitments. Effective September 2, 2005, and continuing until these disruptions subside, Wellman will allocate its diminished supply of products and pass on the cost increases it is experiencing. Wellman is working to respond to the difficulties imposed on it by the hurricane in a fair and reasonable manner with all of our customers and suppliers.

Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in our manufacturing operations.
Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.

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